Exhibit 4.9

COMSTOCK RESOURCES, INC.,

THE SUBSIDIARY GUARANTORS NAMED HEREIN

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

dated as of             , 2016

to

INDENTURE

dated as of October 9, 2009

9 1⁄2% Senior Notes due 2020

THIS SIXTH SUPPLEMENTAL INDENTURE dated as of             , 2016 (this “Supplemental Indenture”), is among COMSTOCK RESOURCES, INC., a Nevada corporation (hereinafter called the “Company”), the SUBSIDIARY GUARANTORS named on the signature pages hereto and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (hereinafter called the “Trustee”) as successor Trustee to The Bank of New York Mellon Trust Company, N.A. (“BNY”) under the Indenture, dated as of October 9, 2009, among the Company, the Subsidiary Guarantors named therein and BNY (the “Base Indenture”), as amended and supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2012, among the Company, the Subsidiary Guarantors named therein and BNY (the “Fourth Supplemental Indenture”) (the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, the “Indenture”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

RECITALS

WHEREAS, pursuant to the Indenture, the Company established the form and terms of a series of the Company’s Securities designated as its 9 1⁄2% Senior Notes due 2020 (the “Notes”);

WHEREAS, pursuant to Section 6.9 of the Indenture, BNY resigned as Trustee, Paying Agent, Registrar and Note Custodian under the Indenture, and effective as of August 30, 2016, the Trustee was appointed to serve as successor Trustee, Paying Agent, Registrar, and Note Custodian under the Indenture;

WHEREAS, Notes in the aggregate principal amount of $174,607,000 are currently Outstanding under the Indenture;

WHEREAS, Section 8.2 of the Indenture provides that with consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, each of the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee upon Company Request may enter into an indenture or indentures supplemental to the Indenture for the purpose of eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, subject to the limitations set forth therein;

WHEREAS, pursuant to an exchange offer and consent solicitation, the Company has offered to exchange its 9 1⁄2% Convertible Secured PIK Notes due 2020 for any and all Outstanding Notes upon the terms and subject to the conditions set forth in the prospectus that is contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on             , 2016, as the same may be amended, supplemented or modified (the “Prospectus”);

WHEREAS, the Company has been authorized by a Board Resolution to enter into this Supplemental Indenture;

WHEREAS, the Subsidiary Guarantors have been authorized by a Board Resolution to enter into this Supplemental Indenture;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Company has received and delivered to the Trustee an Act of the Holders containing the requisite consents (the “Consents”) to effect the Proposed Amendments under the Indenture;

WHEREAS, pursuant to Section 8.2 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Subsidiary Guarantors in the execution of this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and the Subsidiary Guarantors have been done.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, each party hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.1 Amendments to Articles II, V, VII and IX. The Indenture is hereby amended as follows:

(a) The following sections of the Indenture shall be deleted in their entirety and replaced with “RESERVED”:

(i) Sections 5.1(f) and (h), clauses (f) and (h) only of the section entitled Events of Default;

(ii) Section 7.1(c), clause (c) only of the section entitled Company May Consolidate, Etc., Only on Certain Terms;

(iii) Section 9.10, entitled Limitation on Restricted Payments;

(iv) Section 9.12, entitled Limitation on Indebtedness and Disqualified Capital Stock;

(v) Section 9.14, entitled Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries;

(vi) Section 9.15, entitled Limitation on Liens;

(vii) Section 9.18, entitled Limitation on Transactions with Affiliates;

(viii) Section 9.19, entitled Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries; and

(ix) Section 9.20, entitled Limitation on Sale and Leaseback Transactions.

(b) Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture. Provisions in the Indenture that authorize action by the Company or any Subsidiary Guarantor when permitted by a deleted section or which is to be done in accordance with a deleted section shall be deemed to permit such action unless prohibited by such deleted section or performed in a way consistent with such section, and, otherwise, references in the Indenture to deleted provisions shall also no longer have any effect or consequence under the Indenture.

(c) Section 2.1 of the Indenture is hereby amended to delete the following defined terms in their entirety: “Acquired Indebtedness,” “Average Life,” “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Net Income,” “Consolidated Non-cash Charges,” “Disinterested Director,” “Permitted Refinancing Indebtedness,” “Preferred Stock” and “Restricted Investment.”

(d) Section 2.1 of the Indenture is further hereby amended to delete the defined terms “Bank Credit Agreement,” “Investment,” “Priority Credit Facility Debt” and “Unrestricted Subsidiary” in their entirety and replace them with the following:

“Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of November 30, 2010 among the Company, as Borrower, the lenders party thereto from time to time, Bank of Montreal, as Administrative Agent and Issuing Bank, Bank of America, N.A., as Syndication Agent, and Comerica Bank, JP Morgan Chase Bank, N.A. and Union Bank of California, N.A., as Co-Documentation Agents, and together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, deeds of trust, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including into two or more separate credit facilities, and including increasing the amount of available borrowings thereunder) or adding Subsidiaries as additional borrowers or guarantors thereunder and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent(s), lender(s) or group(s) of lenders.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as permitted hereunder, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.

“Priority Credit Facility Debt” means, collectively, (1) Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, Indebtedness under the Bank Credit Agreement) secured by Liens not otherwise permitted under any of clauses (2) through (25), inclusive, of the definition of “Permitted Liens,” and (2) other Indebtedness or Disqualified Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (c) such designation shall not result in the creation or imposition of any Lien on any of the Properties of the Company or any Restricted Subsidiary (other than any Permitted Lien); provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (i) such liability constituted a Permitted Investment at the time of incurrence, or (ii) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. If at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, on a pro forma basis, no Default or Event of Default shall have occurred and be continuing.

(d) Section 2.1 of the Indenture is further hereby amended to delete clause (1) of the defined term “Permitted Liens” in its entirety and replace it with the following:

(1) Liens securing Indebtedness of the Company or any Restricted Subsidiary that constitutes Priority Credit Facility Debt;

(e) Section 2.2 of the Indenture is hereby amended to delete the references to the following defined terms: “Affiliate Transaction,” “Payment Restriction,” “Permitted Indebtedness” and “Restricted Payment.”

(f) Section 9.21 of the Indenture is hereby deleted in its entirety and replaced with the following:

Section 9.21 Covenant Suspension. Following any day (a “Suspension Date”) that (a) the Notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”), (b) follows a date on which the Notes do not have Investment Grade Ratings, and (c) no Default or Event of Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries shall not be subject to the covenants described in Section 9.17 (the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and on any subsequent date the Notes fail to have Investment Grade Ratings, or a Default or Event of Default occurs and is continuing, then immediately after such date (a “Reversion Date”), the Suspended Covenants will again be in effect with respect to future events, unless and until a subsequent Suspension Date occurs. The period between a Suspension Date and a Reversion Date is referred to in this Indenture as a “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during any Suspension Period. During any Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture. The Company shall give the Trustee prompt written notification upon the occurrence of a Suspension Date or a Reversion Date.

Section 1.2 Effectiveness of Amendments. The amendments set forth in Section 1.1 hereof shall not become effective until the Trustee shall have received from the Company written confirmation that the Company has accepted for exchange any and all of the Notes and other notes validly tendered on or prior to 11:59 p.m., New York City time, on             , 2016 pursuant to the terms of the terms of the exchange offer and consent solicitation set forth in the Prospectus (collectively, the “Accepted Securities”), the Minimum Condition as defined in the Prospectus has been satisfied, and all holders of the Accepted Securities have received their applicable exchange consideration within the meaning of such term, and as provided for, in the Prospectus.

ARTICLE II

MISCELLANEOUS

Section 2.1 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 2.2 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.3 Trust Indenture Act Controls. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by operation of Section 318(c) of the Trust Indenture Act, or conflicts with any provision (an “incorporated provision”) required by or deemed to be included in this Indenture by operation of such Trust Indenture Act section, such imposed duties or incorporated provision shall control.

Section 2.4 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.5 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.6 Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. This Supplemental Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 2.7 Effectiveness; Termination. This Supplemental Indenture shall become effective on the date first above written; provided, however, that the amendments to the Indenture set forth in Section 1.1 of this Supplemental Indenture shall become effective only if the conditions set forth in Section 1.2 of this Supplemental Indenture have been satisfied.

Section 2.8 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.9 Responsibility of Trustee. The recitals and statements contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Supplemental Indenture.

Section 2.10 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 2.11 Severability. In case any provision in this Supplemental Indenture or in the Notes or the Subsidiary Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 2.12 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

ISSUER: COMSTOCK RESOURCES, INC.

By:
Name:	Roland O. Burns
Title:	President

SUBSIDIARY GUARANTORS: COMSTOCK OIL & GAS, LP

By:	Comstock Oil & Gas GP, LLC,
its general partner

By:	Comstock Resources, Inc. as sole member

By:
Name:	Roland O. Burns
Title:	President

COMSTOCK OIL & GAS LOUISIANA, LLC

By:
Name:	Roland O. Burns
Title:	President

COMSTOCK OIL & GAS GP, LLC

By:	Comstock Resources, Inc. as sole member

By:
Name:	Roland O. Burns
Title:	President

[Signature Page to Comstock Resources, Inc. Sixth Supplemental Indenture]

COMSTOCK OIL & GAS INVESTMENTS, LLC

By:
Name:	Roland O. Burns
Title:	Manager

COMSTOCK OIL & GAS HOLDINGS, INC.

By:
Name:	Roland O. Burns
Title:	President

[Signature Page to Comstock Resources, Inc. Sixth Supplemental Indenture]

TRUSTEE: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Trustee

By:
Name:
Title:

[Signature Page to Comstock Resources, Inc. Sixth Supplemental Indenture]